Exhibit 10.2(a)

LEASE AGREEMENT
This Lease Agreement (this "Lease") is made as of ____________ and is entered into by and between Landlord (as defined below) and Tenant (as defined below).  In consideration of the payment of the Rent (as defined below); all costs, charges, and expenses which Tenant assumes, agrees, or is obligated to pay to Landlord pursuant to the Lease (the "Additional Rent"); and the performance of the promises by Tenant set forth below, Landlord hereby leases to Tenant, and Tenant hereby accepts, the Premises (as defined below), subject to the terms and provisions set forth in this Lease.
RECITALS
A.            Landlord has the right to ownership and is the Purchaser under that certain Purchase and Sale Agreement dated June 6, 2014, as amended on June 10, 2014, by and between NHC Edibles LLC, a Colorado limited liability company, as Purchaser, and 78 N Silicon Dr. LLC, a Colorado limited liability company, as Seller, of two buildings: (1) one building consisting of approximately 5, 000 rentable square feet and (2) one building consisting of approximately 10,000 rentable square feet at the real property commonly and collectively known as the Additional Buildings (the "Premises").
B.            Tenant is desirous of leasing the Premises from Landlord.
C.            Landlord and Tenant have agreed to the terms of such lease as described below.
COVENANTS
Parties, Premises, And Defined Terms
1.            Landlord: NHC Edibles LLC, a Colorado limited liability company (the "Landlord").
2.            Tenant: Palo Verde LLC, a Colorado limited liability company (the "Tenant").
3.            Premises: Landlord is the Purchaser under that certain Purchase and Sale Agreement dated June 6, 2014, as amended on June 10, 2014, by and between NHC Edibles LLC, a Colorado limited liability company, as Purchaser, and 78 N Silicon Dr. LLC, a Colorado limited liability company, as Seller, of certain real estate described as 78 Silicon Drive, Pueblo West, Colorado 81007 (the "Real Estate").  The Real Estate is improved with the buildings known as the Additional Buildings making up a total of 15,000 rentable square feet (collectively, the "Improvements") (the Real Estate and the Improvements are collectively referred to as the "Property"). Landlord hereby leases and demises to Tenant an approximately 15,000 rentable square foot portion of the Property as more accurately reflected on Exhibit A attached hereto.
4.            Term: Landlord Leases the Premises to Tenant from Commencement Date to the Termination Date, as such terms are defined below (the "Term").  Subject to Tenant's performance of all obligations under the Lease, including, without limitation, payment of Rent and Additional Rent, Tenant shall enjoy quiet possession of the Premises.
a.            Commencement Date: Upon the issuance of licenses to Tenant by the Colorado Marijuana Enforcement Division for a Retail Marijuana Cultivation Facility.  In the event the Commencement Date has not occurred within six (6) months from the date of this Lease, the Lease shall automatically terminate.
b.            Rent Commencement Date: Three (3) months from the date of the Commencement Date.
c.            Termination Date: Except as provided in Section 4(a) of this Lease, the Termination Date is the date that is twenty four (24) full calendar months after the Commencement Date.

d.             Option to Renew:   Provided that Tenant is in possession of the Premises, and that this Lease is not previously cancelled or terminated by either party as provided in this Lease, by operation of law or otherwise, and further provided that Tenant has fully complied with and performed all of the covenants and conditions in this Lease on its part to be performed during the Term and is not in default at the time of exercise of this Option, then Landlord and Tenant covenant and agree that Tenant  shall have the option to renew the term of this lease for four (4)  years commencing at the expiration of the Term of this Lease, upon the same terms, covenants and provisions herein set forth except for Rent as hereinafter provided.  The option said Renewal Term shall be exercised by Tenant giving Landlord not less than ninety (90) days notice of intention so to renew the Term prior to the expiration of the Term of this Lease.

5.            Rent: Rent for the Term shall be paid in advance to Landlord beginning on the Rent Commencement Date and thereafter on the first day of each calendar month for that month's rental before twelve o'clock noon, without notice (the "Rent") pursuant to the following schedule:
Period	Rate Per RSF	Annual Rent	Monthly Rent
Lease Year 1	$15.00	$225,000.00	$18,750.00
Rent during the first nine (9) months of this Lease shall be deferred ("Deferred Rent").  Tenant shall have twelve (12) months from the Commencement Date of this Lease to pay the Deferred Rent.  Deferred Rent shall accrue interest in the amount of twelve percent (12%) annually.
Rent for each subsequent year after Lease Year 1 shall be determined annually on the 31st day of December of each calendar year.  Rent for each subsequent year after Lease Year 1 is subject to a 5% annual increase, to be determined by Landlord.
In the event the Commencement Date does not take place on the first day of the month, the first month's Rental shall be prorated accordingly based on the rental amount set forth in the table above.  For purposes of interpreting the table above, Month 1 of Lease Year 1 shall be the first full calendar month after the Commencement Date.  Unless otherwise provided in the Lease, all payments due under the Lease, including Additional Rent, shall be mailed, or delivered to Landlord at the following address: _____________________________.
6.            [Intentionally Deleted]
7.            Security Deposit: Prior to occupying the Premises, Tenant shall keep on deposit with Landlord a security, cleaning, and damage deposit in the amount of Eighteen Thousand Seven Hundred Fifty and 00/100 Dollars ($18,750.00) as security for the return of the Premises at the expiration of the Term in as good condition as when Tenant entered the Premises, normal wear and tear excepted, as well as the faithful, timely, and complete performance of all other terms, conditions, and covenants of the Lease (the "Security Deposit").
8.            Use: The Premises shall be used as a Retail Marijuana Cultivation Facility, provided this use conforms to applicable zoning regulations.  Tenant shall not, without the prior written consent of Landlord, permit the Premises to be used for any other purpose.
9.            Utilities/Additional Rent: Beginning on the Rent Commencement Date Tenant shall pay all of the utilities for the Premises indicated in this Paragraph 9 as Additional Rent and shall pay Tenant's Pro Rata Share of all other items in this Paragraph 9 as Additional Rent. Tenant's pro rata share of costs for purposes of the Lease shall be fifty-eight percent (58%) ("Tenant's Pro Rata Share").  Tenant's Pro Rata Share is determined as a proportion of the whole of the Improvements upon the Property, the denominator of which is the number of the square feet available to rent as determined by the Landlord and excluding common areas, and the numerator of which shall be the same square footage as the Premises.

a.            Utilities: Tenant shall be responsible for paying the following utilities on the Premises: ☒Electric ☒Gas ☒Water ☒Sewer ☒Phone ☒Cable/ Satellite T.V. ☒Internet Access ☒Refuse Disposal.  If the Premises does not share meter facilities for utilities and if the utility or utilities are not provided as part of the CAM Costs (as defined below), tenant shall contract directly with all utility providers and all utility payments shall be directed to the respective utility providers.  If the Premises shares meter facilities for utilities, the charges shall be allocated to each tenant by Landlord based upon a reasonable basis and shall be payable to the Landlord as Additional Rent.
b.            CAM Costs: Tenant shall be responsible for paying Tenant's Pro Rata Share of the annual common area operation and maintenance costs of the Property ("CAM Costs"). CAM Costs are all expenditures made by Landlord to operate and maintain the Property, including, but not limited to, utilities (electric, gas, water, and sewer), storm drainage and sewer charges, repairs, replacement costs (due to ordinary and extraordinary wear and tear or catastrophe), trash (to the extent there are common dumpsters) and snow/ice removal (including removal from parking areas, abutting roadways, and walkways), landscaping and lawn maintenance, painting, sign installation and maintenance, repair and replacement of utility systems, lighting, parking lot repairs and replacements, line painting, sprinkler system maintenance and repairs, costs related to any preventative maintenance agreement for HVAC units at the Property or the Premises, depreciation of machinery and equipment used in such repair and replacement, and cost of all personnel to implement such services. The foregoing list of items is provided for illustrative purposes only and shall not be deemed a full, complete, or exhaustive list of all possible CAM Costs. Notwithstanding the foregoing, in the event any utilities are separately metered to the Premises or the Building, Tenant may be separately billed therefor.
c.            Tax Costs: Tenant shall be responsible for paying Tenant's Pro Rata Share of annual taxes, assessments, and governmental charges relative to the Property ("Tax Costs"). The Tax Costs shall include, but not be limited to, all federal, state, county, municipal, or other governmental or quasi-governmental taxes or assessments levied upon, charged against, or assessed in connection with the use of the Property. Tax Costs shall not include state, or federal income taxes owed by Landlord.
d.            Landlord's Insurance Costs: The Landlord shall procure and maintain such fire and casualty, loss of rents, and liability insurance on the Property as it deems proper and appropriate ("Insurance Costs"). Tenant shall be responsible for paying Tenant's Pro Rata Share of Insurance Costs. Such insurance shall not be required to cover any of the Tenant's property and the Tenant shall have no interest in any of the proceeds of such insurance.
e.            Security Alarm System Costs:  Tenant shall be responsible for paying all costs, including, but not limited to installation and monthly monitoring costs,  associated with any and all Premises security alarm systems as required by the Colorado Medical Marijuana Enforcement Division and any other applicable laws and regulations.
f.            Additional HVAC Costs: Tenant hereby acknowledges that its use of the Premises may place an unusual strain on the electrical, heating and air conditioning systems and other roof-mounted mechanical equipment at the Premises.  Accordingly, in the event that Landlord, in Landlord's sole and absolute discretion, determines that additional maintenance must be performed on such systems or that such systems must be upgraded, Tenant shall promptly perform such maintenance or upgrades at Tenant's sole cost and expense.

10.            Payment of Additional Rent: All Additional Rent shall be paid by Tenant to Landlord in equal monthly installments concurrent with the Rent. Payments of Additional Rent shall be calculated as follows: on, or before the commencement date of this Term, Landlord shall give Tenant a statement of the estimated annual CAM Costs, Tax Costs, and Insurance Costs for the Property ("Estimate of Costs").  Tenant shall pay Additional Rent to Landlord based upon the Estimate of Costs divided by twelve (12). The Estimate of Costs shall be the basis of such Additional Rent calculated until Tenant is notified by Landlord of a change thereof. Within ninety (90) days of the end of each calendar year, Landlord shall compute actual CAM Costs, Tax Costs, and Insurance Costs for the preceding year (the "Actual Costs").  Landlord shall provide Tenant with a statement of Actual Costs. In the event that Tenant's payment of Additional Rent for said calendar year totals less than the Tenant's pro-rata share of the Actual Costs, Tenant shall be obligated to pay Landlord, within ten (10) days of receipt of statement, the difference between Tenant's pro-rata share of Actual Costs and the Additional Rent actually paid for said calendar year. In the event Tenant's Additional Rent actually paid for said calendar year exceeds Tenant's pro-rata share of Actual Costs, such excess shall be credited to Tenant's account.  The Actual Costs of the prior calendar year shall be used for the purpose of calculating the Estimate of Costs for the then current year.

11.            Late Payments: If any Rent, Additional Rent, or other payment is received later than five (5) days after the date when due, the parties agree that Additional Rent in the amount of five percent (5%) of the outstanding sums shall also be due and payable. The addition of such amount and the collection thereof shall not operate to waive any other rights of Landlord for nonpayment of Rent, or for any other reason.
12.            Repairs and Maintenance of the Premises: The Landlord shall maintain the foundation, exterior walls, structural components, and roof of the Improvements in good repair.  Tenant shall properly irrigate and care for all trees, shrubbery, and lawn, including weed and pest control, and Tenant shall keep all driveways, sidewalks, and parking areas on the Premises free and clear of ice and snow. Tenant agrees to keep all other improvements (including plate glass and other windows, window frames, and doors) upon the Premises repaired and maintained in good order as described in this Lease including, but not limited to, the electrical, heating and air conditioning systems and other roof-mounted mechanical equipment (except as covered by any preventative maintenance plan maintained by Landlord), lighting fixtures (including ballasts and light bulbs), exit lights, plumbing fixtures, boilers and heating apparatus, pipes and conduits, fire and burglar alarm systems and personal property and fixtures of Tenant including, without limitation, any necessary replacements, interior painting, window replacement (of equal or better quality) and exterior and overhead doors.  Tenant shall keep the Premises from falling permanently or temporarily out of repair or deteriorating in any way.  Tenant shall also strictly comply with all rules and regulations of fire underwriters or their fire protection engineers.  Tenant shall promptly remove any debris left in the parking areas of other exterior areas of the Premises or the Common Areas.  Tenant shall promptly report any graffiti upon the Premises to the appropriate City department for removal; in the event that the City does not promptly thereafter remove such graffiti, Tenant shall be responsible for such removal.
13.            Parking: For the Term, Landlord grants to Tenant and its employees and invitees, at no additional charge, a non-exclusive license for the use of a sufficient amount of parking spaces upon the Property as well as ingress and egress therefrom for the operation of Tenant's business so long as such usage does not adversely affect any other tenant at the Property or violate any applicable law or ordinance (the "Parking License").  The Parking License shall be effective for the term of the Lease as defined below. Landlord may designate specific spaces for the Parking License during the Term.
Premises

14.            Common Areas: The common areas are all areas outside of the Premises upon the Property designated by Landlord for common use of Tenant, its employees, licensees, invitees, contractors, and Landlord (the "Common Areas").  Landlord grants to Tenant, its employees, licensees, invitees and contractors a non-exclusive license over such Common Areas of the Property necessary to the use and occupancy of the Premises and Parking License (the "Common Area License").  Said License shall be effective for the Term of the Lease.  Tenant shall not use Common Areas for any type of storage, or parking of trucks, trailers, or other vehicles without the advance written consent of Landlord. All parking and Common Areas of Property shall at all times be subject to the management of Landlord, and are not part of the Premises. All use of the Common Areas shall be at the sole risk of Tenant, and Landlord is not liable for any damages, or injuries occasioned by such use.  Landlord shall have the right, power, and authority to compile, promulgate, change, and modify all rules and regulations that it may, in its sole discretion, deem necessary for use of the Common Areas.  Tenant agrees to abide by and conform with all rules and regulations pertaining to such Common Areas. Landlord shall have the right to construct, maintain, and operate lighting facilities; to police and from time to time change the area, location, and arrangement of the Common Areas and facilities; to restrict employee parking to certain areas; to temporarily close all, or any portion of the Common Areas; to discourage non-customer parking; and to do and perform any and all such other acts in and to said Common Areas and facilities as Landlord shall determine in its sole and absolute discretion.

15.            Condition of Premises and Representations: Tenant is familiar with the physical condition of the Premises and the Property.  Except as may otherwise be provided in the Lease, Landlord makes no representations, or warranties as to the physical condition of the Premises, or the Property, or their suitability for Tenant's intended use.  In the event that Landlord agrees to provide any renovations, build-out, or any other labor and materials for the improvement of the Premises, or any allowance for improvements to be effected by Tenant, such work, or allowance shall be specified and agreed to between the parties in the Work Letter, attached hereto as Exhibit B.  Other than the work, if any, to be performed pursuant to the Work Letter, the Premises are rented "as is," in current condition, and all warranties are hereby expressly disclaimed. Landlord makes no representations, or warranties as to the suitability of the Premises for Tenant's intended use. Landlord further makes no representations, or warranties as to whether Tenant's intended use will necessitate changes, or alterations to the Premises in order to comport with local, state, or federal laws and regulations. Such laws and regulations include, but are not limited to: health code regulations, access regulations (including, but not limited to, the Americans with Disabilities Act), and zoning regulations. Tenant understands and agrees that in the event actions, alterations, or improvements are required in order to bring the Premises into compliance with any local, state, or federal laws and regulations because of Tenant's intended use, Tenant shall be solely responsible for any and all associated costs and expenses relative thereto. Tenant further indemnifies and agrees to hold Landlord harmless from any and all claims and liabilities that may arise by virtue of Tenant's use of the Premises in violation of any local, state, or federal laws and regulations.
16.            Check-In Inspection: Landlord and Tenant may conduct an inspection of the Premises at the time of possession.  A check-in inspection sheet may be completed at that time and the information contained therein shall be sufficient and satisfactory proof of the condition of the Premises at the time of possession, should a subsequent dispute arise at a later date as to the condition of the Premises at the time of move-in.
17.            Use of Premises: Tenant, in consideration of the leasing of the Premises, agrees as follows:
a.            Use of Premises: To use and occupy the Premises solely as and for the use specified in Paragraph 8 of the Lease.  Landlord's consent to the aforementioned use is not an assurance, or warranty that the Premises' attributes are sufficient for Tenant's use.  Tenant represents and warrants that it has conducted sufficient due diligence to assure itself that the Premises are suitable for its use, and that such use is permitted by applicable law.  Landlord expressly reserves its right to lease space within the Property as it sees fit, unless explicitly prohibited by other provisions in the Lease. Landlord's demise of the Premises to Tenant does not preclude Landlord from leasing other parts of the Property to other tenants who may be viewed objectively, or subjectively as competing with Tenant.
b.            Signage: Tenant shall install no exterior sign without Landlord's prior written approval, which approval shall not be unreasonably withheld conditioned or delayed.  If Landlord so approves, Tenant shall be permitted to erect a sign or signs upon the Premises, provided all signage is in compliance with size, location and other requirements of Landlord and as may be set forth by applicable ordinances and regulations including, but not limited to, sign and design ordinances.  All signage shall conform to aesthetic and design criteria, themes, and standards of the Property and the Improvements.  Additionally, Landlord may provide signage space on a common, or community sign located on the Property.  Landlord shall include Tenant's name on all monument signs located on the Property and controlled by Landlord.  Upon the expiration or earlier termination of this Lease and upon written demand therefor from Landlord, Tenant shall promptly remove all signage and return the Premises to its original condition.  All signs shall be installed, and removed, at Tenant's sole cost and expense.

c.            Vacancy: It will be deemed a Default of the Lease if the Premises are left vacant and unoccupied for over thirty (30) days. In addition to other remedies contained in the Lease, the Landlord may, without being obligated to do so, and without terminating the Lease, retake possession of the Premises and relet, or attempt to relet them for such rent and upon such conditions as the Landlord deems best, making such changes and repairs as may be required, giving credit for the amount of rent so received, less all expenses of such changes and repairs.  Tenant shall be liable for the balance of the Rent and Additional Rent herein reserved until the expiration of the Term.
d.            Legal Compliance: Landlord acknowledges and agrees that Tenant intents to cultivate retail marijuana on the Premises and agrees that such use is permitted pursuant to this Lease.  Tenant and its licensees and invitees shall comply with and abide by all federal, state, county, and municipal laws and ordinances in connection with the occupancy and use of the Premises. Landlord and Tenant understand that any and all marijuana activities are illegal under federal law.  Tenant and its licensees and invitees may not possess, or consume alcoholic beverages on the Premises unless they are of legal age.  No alcoholic beverages shall be sold upon the Premises unless proper licenses have been obtained.  Except as provided herein, no illegal drugs or controlled substances (unless specifically prescribed by a physician for a specific person occupying or present upon the Premises) shall be permitted upon the Premises.  Tenant hereby covenants and agrees to use its reasonable efforts to prevent and preclude its employees, guests, invitees, etc. from the aforementioned illegal conduct.  Tenant and its licensees and invitees shall not use the Premises in any way that may result in an increase of the rate or cost to the Landlord to insure the Property. No hazardous or dangerous activities are permitted upon the Premises.
e.            Marijuana Compliance: Landlord understands that Tenant will be licensed on the Commencement Date to operate a Retail Marijuana Cultivation Facility under applicable Colorado law. Tenant understands that Tenant shall maintain the necessary Retail Marijuana Cultivation Facility licenses and shall remain in good standing at all times.  The appropriate use permit has been obtained by Tenant for this use in this location.  If operating this facility becomes unlawful under state and/or local law or if current zoning changes to make it unlawful in this location, this Lease shall immediately terminate.  Any violation of any rule under Colorado law regarding marijuana by the Tenant shall be considered a material breach of the Lease and Landlord shall have the right to pursue all rights and remedies under the Lease against Tenant in the event of breach.
f.            Additional Prohibitions: Neither Tenant nor its subtenants, licensees, volunteers, employees, guests, or invitees shall act in any manner that would interfere with, or be a nuisance to, other subtenants, occupants, or invitees of the Premises, or adjacent property owners, or adjacent tenants, or that would interfere with those other parties' quiet enjoyment of their premises. Said prohibition includes, but is not limited to, loud noises, loud music, noxious or unpleasant odors, and disruptive behavior or actions.  Tenant shall not permit any portion of the Premises to be used in a manner that may endanger the person or property of Landlord, co-tenants, or any person living on or near the Premises.  Tenant shall keep all portions of the Premises in a clean, safe, sanitary, and habitable condition.
g.            Pets and Animals: Pets or animals shall not be permitted upon the Premises.
h.            Storage/Trash: Tenant shall store all personal property entirely within the Premises. Tenant shall store all trash and refuse in adequate containers within the Premises, which Tenant shall maintain in a neat and clean condition, or within designated Common Areas so as not to be visible to members of the public in, or about the Property, and so as not to create any health or fire hazard.
i.            Hazardous Material Prohibited; Indemnification: Tenant shall not cause or permit any hazardous material to be brought upon, kept or used in, or about the Premises by Tenant, its agents, employees, contractors, or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of hazardous material on the Premises caused, or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by hazardous material otherwise occurs for which Tenant is responsible to Landlord for resulting damage, then Tenant shall indemnify, defend, and hold Landlord harmless from any and all resulting claims, judgments, damages, penalties, fines, costs, liabilities, or losses as more specifically described below.

i.            Tenant Indemnification.  Tenant shall indemnify, defend and hold Landlord and its Related Parties (as hereinafter defined) harmless from and against any Damages (as hereinafter defined) incurred or suffered by Landlord or its Related Parties from any and all claims arising out of, in connection with, or directly or indirectly arising out of the use, generation, manufacture, production, storage, treatment, disposal, transportation or Release (as hereinafter defined) of Hazardous Materials from, into, under or upon the Premises or any adjoining land, atmosphere, watercourse, body of water or wetland, including but not limited to, all foreseeable and unforeseeable costs, expenses, and liabilities related to any testing, repair, cleanup, removal costs, detoxification, decontamination or remediation and the preparation and implementation of any closure, remedial action, site assessment costs or other required plans in connection with a Release which is caused (and then only to the extent caused) by Tenant, or any successor, assignee or subtenant of Tenant, or their respective agents, contractors, employees, licensees, or invitees on or after the Commencement Date.  Any defense of Landlord, whether or not a suit is filed, pursuant to the foregoing indemnity shall be by counsel reasonably acceptable to Landlord.  Neither the consent by Landlord to the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of hazardous materials, nor Tenant's strict compliance with all hazardous materials laws, shall excuse Tenant from Tenant's indemnification obligations hereunder.  The foregoing indemnity shall be in addition to and not a limitation of the other indemnification provisions of this Lease.  Tenant's obligations hereunder shall survive the termination or expiration of this Lease.
ii.            Landlord Indemnification.  Landlord shall indemnify, defend and hold Tenant and its Related Parties harmless from and against any and all Damages, incurred or suffered by Tenant or its Related Parties for, with respect to, or as a direct or indirect result of: (W) any Hazardous Materials which were Released at or existed in, under or on the Premises before the Commencement Date, including any continued presence of, any migration of, and any injury or damage due to, such Hazardous Materials on or after the Commencement Date; or (X) any Release, migration or presence of Hazardous Materials at any time at, from, under or on the Premises, except to the extent (and then only to the extent) caused by Tenant or its agents, employees, or invitees on or after the Commencement Date; or (Y) any violation of any Environmental Law with respect to the Premises before the Commencement Date, including any continuation of any such violation after the Commencement Date; or (Z) any violation of Environmental Laws after the Commencement Date or any release of Hazardous Material after the Commencement Date from, into, under or upon the Premises or any adjoining land, atmosphere, watercourse, body of water or wetland, which violation or Release was caused by Landlord or its Related Parties or their respective agents, employees, invitees or contractors.
iii.            Definition of Damages.  "Damages" means all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys' fees sustained or incurred in connection with the defense of any claim).  "Hazardous Materials" means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law (as hereinafter defined), including any "hazardous substance" as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized ("CERCLA"), and any "hazardous waste" as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq. ("RCRA"), and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a hazard to the environment or the health and safety of any person.  "Affiliate", with respect to a specified person, means any person Controlling, Controlled by or under common Control with, the specified person.  "Release" means any spill, discharge, leach, leak, emission, escape, injection, dumping, pouring, emptying, disposal or other release of any materials, wastes or substances into the environment, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.  "Environmental Laws" means all Laws which pertain to environmental or natural resource matters or contamination of any type whatsoever.  "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  "Related Party", with respect to a specified person, means (A) the Affiliates of the specified person, and (B) the specified person's and its Affiliates' respective shareholders, partners, members, managers, directors, officers, employees, agents, representatives, successors and assigns.

iv.            General Prohibition.  Tenant shall not use, generate, manufacture, produce, store, transport, treat, dispose or permit the escape or release on, under, about or from the Premises, or any part thereof, of any Hazardous Materials.  If Tenant's Permitted Use under this Lease requires the use and/or storage of any Hazardous Materials on, under or about the Premises, Tenant shall provide written notice to Landlord, prior to final execution of this Lease, of the identity of such materials and Tenant's proposed plan for the use, storage, and disposal thereof; such use, storage and disposal shall be subject to Landlord's approval, in Landlord's sole and absolute discretion.  If Landlord approves such proposed use, storage, and disposal of specific Hazardous Materials, Tenant may use and store upon the Premises only such specifically approved materials and shall comply with any conditions to such approval as Landlord may impose in its sole and absolute discretion.  Landlord's permission hereunder may be withdrawn or modified at any time in Landlord's reasonable discretion.  Tenant shall fully and promptly comply with all Environmental Laws at all times during the term of this Lease, and at the expiration or earlier termination of this Lease, Tenant shall remove and dispose of all Hazardous Materials affecting the Premises resulting from the use or occupancy thereof by Tenant or its agents, employees, suppliers, contractors, subtenants, successors and assigns regardless of whether such removal is required by any hazardous materials law.  Notwithstanding the foregoing, Landlord consents to Tenant's above-ground use, storage and off-site disposal of products containing small quantities of Hazardous Materials, which products are a type customarily used in operations specifically mentioned as a permitted use under this Lease, provided that Tenant shall handle, use, store, and dispose of such Hazardous Materials in a safe and lawful manner and shall not allow Hazardous Materials to contaminate the Premises.
v.            Reporting.  Tenant shall notify Landlord in writing, immediately after any of the following:  (i) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Materials have been released or discharged , under or about the Premises, whether or not the same is in quantities that would otherwise be reportable to a public agency, (ii) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation, order or enforcement action under any Hazardous Materials law concerning the Premises, or (iii) Tenant becomes aware of any claims made or threatened by any third party concerning the Premises respecting Hazardous Materials.
vi.            Confirmation of Tenant's Knowledge.  Upon request from Landlord or Landlord's lender at any time, Tenant shall promptly execute all affidavits, representations, and any other similar documents as Landlord or Landlord's lender may request concerning the Tenant's best knowledge and belief regarding the presence or absence, or the use, generation, storage, disposal or transportation of Hazardous Materials under, about, or from the Premises.
j.            Quiet Enjoyment: Landlord agrees that upon Tenant paying the Rent and performing Tenant's obligations under the Lease, Tenant shall peacefully and quietly have, hold, and enjoy the Premises throughout the Term or until the Lease is terminated pursuant to its terms.  Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant's use and enjoyment of the Premises.  In the event of any transfer or transfers of Landlord's interest in the Premises or in the Property, other than a transfer for security purposes only, the Landlord shall be automatically relieved of any and all obligations and liabilities accruing from and after the date of such transfer.
k.            Rules and Regulations: Landlord shall provide Tenant with a copy of all rules and regulations affecting the Premises, if any, and Tenant shall abide by all such rules and regulations as may be promulgated by Landlord from time to time.

18.            Subletting or Assignment: Tenant shall not sublet the Premises or any part thereof, nor assign the Lease or any interest therein, without the prior written consent of Landlord. Such consent shall be at the sole discretion of Landlord.  As a condition of assignment or sublease, Landlord may require the continued liability of Tenant or a separate personal guaranty by Tenant or its principal.  If Tenant is a corporation, limited liability company, or other entity that is not a natural person, any change in ownership of more than thirty percent (30.0%) (over any period) of the ownership interest shall be deemed an assignment of the Lease.  In the event an assignment or sublease is permitted, all payments from assignee or sublessee shall be made directly by said party to Landlord, and not through Tenant.  Notwithstanding the foregoing, Tenant may assign or sublet all or a portion of the Premises to any subsidiary, affiliate, parent company or successor upon prior written notice thereof to Landlord but without Landlord's consent.  No such permitted assignment or subletting shall relieve Tenant from its obligations under this Lease.
19.            Surrender of Premises: Tenant will return the Premises to Landlord at the expiration of the Term in as good order and repair as when Tenant took possession, loss by casualty and normal wear and tear excepted.  Any deterioration or damage caused by accident, abuse, carelessness, or negligence shall not be considered normal wear and tear.  In the event that Tenant fails to redeliver the Premises in appropriate condition, Landlord may restore the Premises to appropriate condition, including repair, replacement, and cleaning.  The cost of any work necessitated shall be deducted from the Security Deposit; if the Security Deposit is insufficient to cover work performed, Tenant shall be obliged to pay the additional balance.
20.            Removal of Fixtures/Redelivery: Tenant shall remove, at the termination of the Lease, provided Tenant is not in Default, Tenant's moveable trade fixtures and other items of personal property that are not permanently affixed to the Premises.  Tenant shall remove the alterations and additions and signs made by Tenant as Landlord may request and repair any damage caused by such removal.  Tenant shall peaceably yield up the Premises and all alterations and additions thereto (except such as Landlord has requested Tenant to remove); and all fixtures, furnishings, floor coverings, and equipment that are permanently affixed to the Premises which shall thereupon become the property of the Landlord.  Any personal property of Tenant not removed within five (5) days following such termination shall, at Landlord's option, become the property of Landlord.
Payments

21.            Payments/Dishonored Checks: Payments shall be deemed received when actually delivered to, and received by, Landlord at the payment location.  Dishonored checks and any checks received late in the mail will be treated as late payments. Additional bank and handling charges may also be assessed in the event of a dishonored check.  The foregoing items shall be deemed Additional Rent.  Landlord may require Tenant to replace such dishonored check with a money order, cashier's check, or other good funds. Landlord may further require that all subsequent payments after a dishonored check be paid with a money order, cashier's check, or other good funds.
22.            Partial Payment: If any partial payment is made by Tenant, it shall be allocated first to the payment of Additional Rent, including, without limitation, utilities (if applicable) and other expenses; and second to unpaid Rent.  Acceptance by Landlord of any partial payment shall not waive the right of Landlord to require immediate payment of the unpaid balance of Rent or waive or affect Landlord's rights to institute legal proceedings including, without limitation, an eviction action.
23.            No Offset: No assent, express or implied, to any Default of any one or more of the agreements hereof shall be deemed or taken to be a waiver of any succeeding or other Default.  The covenants set forth in the Lease are independent.  Tenant shall have no right to withhold or set off any Rent due Landlord.
24.            Joint and Several Obligations of Tenant: In the event more than one person comprises Tenant, it is expressly understood and agreed that each person comprising Tenant is jointly and severally liable for any and all obligations of Tenant in the Lease.  This means that all persons comprising Tenant are each, together and separately, responsible for all of Tenant's obligations. Landlord may, at its option, determine whom to hold responsible.

Security Deposit

25.            Security Deposit:
a.            Security Deposit: To secure the faithful performance by Tenant of all of Tenant's covenants, conditions, and agreements in the Lease to be observed and performed, Tenant shall deposit with Landlord the Security Deposit prior to commencement of the Lease.  The Security Deposit may also be used in the event of termination of the Lease by re-entry, eviction, or otherwise.
b.            Application of Security Deposit: The parties agree: (1) that the Security Deposit or any portion thereof, may be applied to the curing of any Default that may exist, and/or payment of subsequent damages and costs incurred by Landlord, without prejudice to any other remedy or remedies that the Landlord may have on account thereof, and upon such application Tenant shall pay Landlord on demand the amount so applied, which shall be added to the Security Deposit so it will be restored to its original amount; (2) that should the Premises be conveyed by Landlord, the Security Deposit or any portion thereof may be turned over to Landlord's grantee, and if the Security Deposit is turned over, Tenant agrees to look to such grantee for such application or return; (3) that Landlord shall not be obligated to hold Security Deposit as a separate fund; (4) that should the Rent be increased, the Security Deposit shall be increased in the same proportion within thirty (30) days of such Rent increase; and (5) that should a Default occur, Landlord may, as an additional remedy, increase the Security Deposit at its sole discretion.
c.            Return of Security Deposit: If Tenant shall perform all of its respective covenants and agreements in the Lease, the Security Deposit, or the portion thereof not previously applied pursuant to the provisions of the Lease, together with a statement, shall be returned to Tenant without interest, no later than sixty (60) days after the expiration of the Term, or any renewal or extension thereof (or such earlier time if required by applicable law), provided Tenant has vacated the Premises and surrendered possession thereof to Landlord.
Repairs And Maintenance

26.            Improvements, Repairs, and Maintenance: Subject to the limitations set forth in Paragraphs 27 and 28 below, either Landlord or Tenant, as specified in Paragraph 12 above, shall be responsible for the cost and condition of the respective improvements, repairs, and maintenance relating to all structural components, interior and exterior walls, floors, ceiling, roofs, sewer connections, plumbing, wiring, appliances, and glass used in connection with the Premises.
27.            Landlord's Limited Responsibility: In the event Paragraph 12 of the Lease provides for Landlord's responsibility for certain repair and maintenance, Landlord shall be responsible for: (i) any repairs, replacements, restorations, or maintenance that have been necessitated by reason of ordinary wear and tear, and (ii) any repairs, replacements, restorations, or maintenance that have been necessitated by sudden natural forces, or acts of God, or by fire not caused by Tenant.  The cost of any maintenance, repairs, or replacements necessitated by the act, neglect, misuse, or abuse of Tenant, its agents, employees, customers, licensees, invitees, or contractors shall be paid by Tenant to Landlord promptly upon billing.  Landlord shall use reasonable efforts to cause any necessary repairs to be made promptly; provided, however, that Landlord shall have no liability whatsoever for any delays in causing such repairs to be made, including, without limitation, any liability for injury to or loss of Tenant's business, nor shall any delays entitle Tenant to any abatement of Base and Additional Rent or damages, or be deemed an eviction of Tenant in whole or in part.
28.            Tenant's Allowed Responsibilities: In the event Paragraph 12 of the Lease provides for Landlord's responsibility for certain repair and maintenance, Tenant shall not perform or contract with third parties to perform any repairs of any kind upon the Premises or structure upon which the Premises are located.  In the event any repair that is the responsibility of Landlord becomes necessary, Tenant shall notify Landlord as soon as possible, and allow reasonable time for the work to be completed. Any unauthorized work performed or contracted for by Tenant will be at the sole expense of Tenant.

29.            Tenant's Duty to Repair: In the event Paragraph 12 of the Lease provides for Tenant's responsibility for certain repair and maintenance, Tenant shall, at Tenant's sole cost and expense, maintain the Premises, including, but not limited to, the plumbing, exterior plate glass, other windows, and window frames, electric wiring, HVAC equipment, fixtures, appliances, and interior walls, doorways, and appurtenances belonging thereto installed for the use or used in connection with the Premises (and including the foundation, exterior walls, and roof of the Improvements, if so provided in Paragraph 12).  Tenant shall, at Tenant's own expense, make as and when needed all repairs to the Premises and to all such equipment, fixtures, appliances, and appurtenances necessary to keep the same in good order and condition.  Tenant repairs shall include all replacements, renewals, alterations, and betterments (the "Tenant Repairs").  All Tenant Repairs shall be equal or better in quality and class to the original work. In the event Tenant fails to complete Tenant Repairs, Landlord may obtain them and bill Tenant for such work as Additional Rent.  In addition, Tenant shall enter into a preventative maintenance agreement for the HVAC units located on the Premises providing for not less frequently than quarterly maintenance, at Tenant's sole cost and expense and shall provide evidence thereof to the Landlord from time to time.
30.            Tenant Improvements: Unless otherwise provided in the Work Letter, Tenant shall be solely responsible for any and all improvements and alterations within the Premises necessary for Tenant's intended use of the Premises, including, but not limited to, electrical wiring, HVAC, plumbing, framing, drywall, flooring, finish work, telephone systems, wiring, and fixtures necessary to finish the Premises to a condition suitable for Tenant's use (the "Tenant Work").  Prior to commencing Tenant Work, Tenant shall be required to obtain Landlord's prior written approval in the manner set forth in Section 31 below.
31.            Improvements/Prior Landlord Consent: Tenant agrees to submit to Landlord complete plans and specifications, including engineering, mechanical, and electrical work covering any and all contemplated Tenant Work, if applicable, and any subsequent improvements or alterations of the Premises.  The plans and specifications shall be in such detail as Landlord may require, and in compliance with all applicable statutes, ordinances, regulations, and codes.  As soon as reasonably feasible thereafter, Landlord shall notify Tenant of any failures of Tenant's plans to meet with Landlord's approval.  Tenant shall cause Tenant's plans to be revised to the extent necessary to obtain Landlord's approval.  Tenant shall not commence any Tenant Work, or any other improvements, or alterations of Premises until Landlord has approved Tenant's plans.  Tenant shall provide Landlord with sufficient advance written notice of the commencement of any work which may result in a mechanic's or materialman's lien against the Premises so that the Landlord can post sufficient notices of non-liability.  Tenant further agrees that any equipment or attachments to the roof or any roof penetrations shall require Landlord's prior written consent.  As a condition of such consent, Landlord may reasonably require Tenant to use a contractor of Landlord's choosing for such roof penetrations.  Tenant shall not perform any work such that would void Landlord's roof warranty, or other warranties concerning the Improvements, if any.
32.            Tenant Work and Repairs/Compliance with Codes/Mechanic Liens: Tenant shall procure all necessary permits before undertaking Tenant Work or Tenant Repairs. Tenant shall perform all Tenant Work or Tenant Repairs in a good and workmanlike manner.  Tenant shall use materials of good quality and perform Tenant Work or Tenant Repairs only with contractors previously approved of in writing by Landlord. Tenant shall comply with all laws, ordinances, and regulations, including, but not limited to, building, health, fire, and safety codes. Tenant hereby agrees to hold Landlord and Landlord's agents harmless and indemnified from all injury, loss, claims, or damage to any person or property (including the cost for defending against the foregoing) occasioned by, or growing out of Tenant Work or Tenant Repairs.  Tenant shall promptly pay when due the entire cost of any Tenant Work or Tenant Repairs on the Premises undertaken by Tenant, so that the Premises shall at all times be free of liens for labor and materials.  Tenant hereby agrees to indemnify, defend, and hold Landlord harmless of and from all liability, loss, damages, costs, or expenses, including reasonable attorneys' fees, incurred in connection with any claims of any nature whatsoever for work performed for, or materials, or supplies furnished to Tenant, including lien claims of laborers, materialmen, or others.  Should any such liens be filed or recorded against the Premises or the Improvements with respect to work done for, or materials supplied to, or on behalf of Tenant, or should any action affecting the title thereto be commenced, Tenant shall cause such liens to be released of record within five (5) days after notice thereof.  If Tenant desires to contest any such claim of lien, Tenant shall nonetheless cause such lien to be released of record by the posting of adequate security with a court of competent jurisdiction as may be provided by Colorado's mechanic's lien statutes.  If Tenant shall be in default in paying any charge for which such mechanic's lien or suit to foreclose such lien has been recorded or filed and shall not have caused the lien to be released as aforesaid, Landlord may (but without being required to do so) pay such lien or claim and any associated costs, and the amount so paid, together with reasonable attorneys' fees incurred in connection therewith, shall be immediately due from Tenant to Landlord as Additional Rent.

33.            Common Area Maintenance: Landlord shall use reasonable efforts to maintain and repair Common Areas of Property, including walks and parking lots. The cost of any maintenance, repairs, or replacements necessitated by the act, neglect, misuse, or abuse by Tenant, its employees, licensees, invitees, or contractors shall be paid by Tenant to Landlord. Landlord shall use reasonable efforts to cause any necessary repairs to be made promptly; provided, however, that Landlord shall have no liability whatsoever for any delays in causing such repairs to be made, including, without limitation, any liability for injury to or loss of Tenant's business, nor shall any delays entitle Tenant to any abatement of Rent or damages, or be deemed an eviction of Tenant in whole or in part.
34.            Keys/Locks: Tenant shall not place any additional locks upon the Premises, including, but not limited to, exterior and interior doors. Tenant shall not cause any of the locks or cylinders therein to be changed or re-keyed.
35.            Waste/Rubbish Removal: Tenant shall not lay waste to the Premises. Tenant shall not perform any action or practice that may injure the Premises or Property. Tenant shall keep the Premises and the Property surrounding the Premises free and clear of all debris, garbage, and rubbish.  Unless otherwise provided for in the Lease, Tenant shall be responsible for contracting for and paying for trash and debris removal required by Tenant's use of the Premises.
Default, Notice And Remedies

36.            Default: If Tenant is in arrears in the payment of any installment of Rent, any Additional Rent, or any portion thereof, or is in violation of any other covenants or agreements set forth in the Lease (a "Default") and the Default remains uncorrected for a period of three (3) days after Landlord has given written notice thereof pursuant to applicable law, then Landlord may, at Landlord's option, undertake any of the following remedies without limitation: (a) declare the Term of the Lease ended; (b) terminate Tenant's right to possession of the Premises and reenter and repossess the Premises pursuant to applicable provisions of the Colorado Forcible Entry and Unlawful Detainer statute; (c) recover all present and future damages, costs, and other relief to which Landlord is entitled; (d) pursue Landlord's lien remedies; (e) pursue breach of contract remedies; and (f) pursue any and all available remedies in law or equity. In the event possession is terminated by reason of a Default prior to expiration of the Term, Tenant shall remain responsible for the Rent and Additional Rent, subject to Landlord's duty to mitigate such damages. Pursuant to §§ 13-40-104(d.5) and (e.5), and 13-40-107.5, C.R.S., hereby incorporated by reference, in the event repeated or substantial Defaults(s) under the Lease occur, Landlord may terminate Tenant's possession upon a written Notice to Quit, without a right to cure.  Upon such termination, Landlord shall have available any and all of the remedies listed above.
37.            Abandonment: In the event of an abandonment of the Premises, Landlord may, without being obligated to do so and without terminating the Lease, retake possession of the Premises and exercise any of the remedies contained in Paragraph 38 below.

38.            Re-Entry: In the event of re-entry by Landlord as a result of abandonment or a Default by Tenant:
a.            Tenant shall be liable for damages to Landlord for all loss sustained, including, without limitation, the balance of the Rent and Additional Rent, court costs, and reasonable attorneys' fees;
b.            Tenant's personal property and the personal property of any guest, invitee, licensee, or occupant may be removed from the Premises and left on the street or alley, or, at Landlord's option, it may be removed and stored, or disposed of at Landlord's sole discretion. Landlord shall not be deemed a bailee of the property removed and Landlord shall not be held liable for the property. Tenant shall indemnify Landlord for any expense in defending against any claim by Tenant or third party and for any legal expense, cost, fine, or judgment awarded to a third-party as a result of Landlord's action under the term of the Lease;
c.            Landlord may attempt to relet the Premises for such rent and under such terms as Landlord believes appropriate;
d.            Landlord may enter the Premises, clean and make repairs, and charge Tenant accordingly;
e.            Any money received by Landlord from Tenant shall be applied first to Rent, Additional Rent, and other payments due; and
f.            Tenant shall surrender all keys and peacefully surrender and deliver up possession of the Premises.
Insurance And Indemnification
39.            Negligent Damages: Tenant shall be responsible for and reimburse Landlord for any and all damages to the Premises or Property and persons and property therein caused by the negligent, grossly negligent, reckless, or intentional acts of itself, its employees, agents, invitees, licensees, or contractors.
40.            Liability Indemnification/Insurance: Tenant shall hold Landlord, Landlord's agents, and their respective successors and assigns, harmless and indemnified from all injury, loss, claims, or damage to any person or property while on the Premises, or any other part of the Property, or arising in any way out of Tenant's business, which is occasioned by a negligent, intentional, or reckless act, or omission of Tenant, its employees, agents, invitees, licensees, or contractors. Tenant shall maintain public liability insurance insuring Landlord and Landlord's agents, as their interest may appear, against all claims, demands, or actions for injury to or death in an amount of not less than one million dollars ($1,000,000) arising out of any one occurrence, made by, or on behalf of any person, firm, or corporation, arising from, related to, or connected with the conduct and operation of Tenant's business, including, but not limited to, events on the Premises and anywhere upon the Property.  Tenant shall also obtain coverage in the amount of one million dollars ($1,000,000) per occurrence covering Tenant's contractual liability under the aforesaid indemnification clauses.
41.            Fire/Casualty Insurance: Tenant shall maintain plate glass insurance covering all exterior plate glass in the Premises, fire, extended coverage, vandalism, and malicious mischief insurance and such other insurance as Tenant may deem prudent, covering all of Tenant's stock in trade, fixtures, furniture, furnishings, floor coverings, and equipment in the Premises.
42.            Insurance Requirements: All of Tenant's insurance related to the Premises and the Property shall be in the form and from responsible and well-rated companies satisfactory to Landlord, shall name Landlord as an additional insured thereunder, and shall provide that the insurance will not be subject to cancellation, termination, or change except after at least thirty (30) days prior written notice to Landlord.  The policies or duly executed certificates for such insurance shall be provided to Landlord prior to commencement of Term and upon request of Landlord. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each waives any and all rights to recover against the other, or against the officers, directors, members, shareholders, partners, joint ventures, employees, agents, customers, invitees or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried pursuant to this section or any other property insurance actually carried by such party. Landlord and Tenant, from time to time, will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Property or the Premises or the contents of either.

43.            Waiver of Liability: Landlord and Landlord's agents and employees shall not be liable for, and Tenant waives all claims for, damage to property sustained by Tenant, employees, agents or contractors, or any other person claiming through Tenant, resulting from any accident in or upon the Premises or the Property of which they shall be a part, including, but not limited to, claims for damage resulting from: (1) any equipment or appurtenances becoming out of repair; (2) Landlord's failure to keep the Property or the Premises in repair; (3) injury done or occasioned by wind, water, or other act of God; (4) any defect in, or failure of, plumbing, heating, or air-conditioning equipment, electric wiring, or installation thereof, gas, water and steam pipes, stairs, porches, railings, or walks; (5) broken glass; (6) the backing-up of any sewer pipe, or downspout; (7) the bursting, leaking, or running of any tank, tub, sink, sprinkler system, water closet, waste pipe, drain, or any other pipe or tank in, upon, or about the Property or Premises; (8) the escape of steam, or hot water; (9) water, snow, or ice being upon, or coming through the roof, skylight, doors, stairs, walks, or any other place upon, or near such Property, or the Premises, or otherwise; (10) the falling of any fixtures, plaster, or stucco; (11) fire or other casualty; and (12) any act, omission, or negligence of co-Tenants, or of other persons or occupants of the Property, or of adjoining or contiguous buildings, or of adjacent or contiguous property.
44.            Third-Party Liability: Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co‑tenant or other occupant of the Improvements, or by any owner or occupant of adjoining or contiguous property. Landlord shall not be liable for any injury or damage to persons or property resulting in whole or in part from the criminal activities of others. To the extent not covered by normal fire and extended coverage insurance, Tenant agrees to pay for all damage to the Improvements.
45.            Landlord Insurance: Insurance shall be procured by Landlord in accordance with its sole discretion. All awards and payments thereunder shall be the property of the Landlord, and Tenant shall have no interest in the same. Notwithstanding the foregoing, Landlord agrees to obtain building liability and hazard insurance required to be carried for the Property and Premises and adequate hazard insurance, which covers replacement cost of the Property and Premises.
46.            Indemnification Fees and Costs: In case any claim, demand, action, or proceeding is made or brought against Landlord, its agents, or employees, by reason of any obligation on Tenant's part to be performed under the terms of the Lease or arising from any act of negligence of Tenant or its agents or employees, or which gives rise to Tenant's obligation to indemnify Landlord, Tenant shall be responsible for all costs and expenses, including, but not limited to, reasonable attorneys' fees incurred in defending or prosecution of the same, as applicable.
Other Provisions
47.            Destruction, or Condemnation of Premises: Landlord's and Tenant's duties and responsibilities are as follows when destruction or condemnation of the Premises occurs:
a.            Partial Destruction of the Premises: In case of partial destruction of the Premises by fire, or other casualty, Landlord at its discretion may repair the Premises with reasonable dispatch after notice of said partial destruction. Tenant shall remain responsible for payment of Rent. Subparagraph (d) of this Paragraph 47 shall apply if Landlord determines that the partial destruction will not be repaired.

b.            Premises Untenable: If the Premises are made totally untenable by fire, the elements, or other casualty, or if the Building is partially destroyed to the point where Landlord, within a reasonable time, decides not to rebuild, or repair, then Subparagraph (d) of this Paragraph 47 shall apply.
c.              Condemnation: If the whole or part of the Premises are taken by any authority for any public or quasi-public use, or purpose, then Subparagraph (d) of this Paragraph 47 shall apply. All damages and compensation awarded for any taking shall be the sole property of Landlord.
d.            Termination of Term: Tenant agrees that if Landlord decides not to repair, or rebuild the Premises where the destruction has occurred as described in Subparagraphs (a) and (b) of this Paragraph 47, the Term hereby granted by the Lease shall cease and the Rent and Additional Rent shall be prorated and payable up to the time of the cessation of the Term.  A refund will be given for the balance of any Rent paid in advance for which Tenant did not have use of the Premises due to the cessation of the Term under the conditions of this Paragraph 47. Where the Premises have been taken due to condemnation as described in Subparagraph (c) of this Paragraph 47, the Term of the Lease shall cease and terminate upon the date that possession of the Premises is taken by the authority. Rent and Additional Rent shall be prorated and payable up to the time of the cessation of the Term.  Tenant shall not hold Landlord liable for any damages as a result of any of the acts or events described in this subparagraph.
48.            Holdover: Tenant shall vacate the Premises and remove all of Tenant's personal property from the Premises prior to 11:59 p.m. on the date the Term expires.  Landlord may immediately commence eviction proceedings at its sole discretion.  If, after the expiration of the Lease, Tenant shall remain in possession of the Premises and continue to pay Rent without a written agreement as to such possession, then such tenancy shall be regarded as a month-to-month tenancy, at a monthly rental, payable in advance, equivalent to one hundred fifty percent (150%) of the last month's Rent paid under the Lease, and subject to all the terms and conditions of the Lease.
49.            Entry by Landlord: Landlord may enter the Premises at reasonable hours for reasonable purposes (such as repairs, inspections, or re-letting to prospective new tenants), upon reasonable notice to Tenant. Landlord may also enter the Premises in the event of emergency, without notice, or in the event of vacancy of the Premises, as described in Paragraph 38.
50.            Guarantor: In the event the Lease is guaranteed, the person(s) guaranteeing the Lease ("Guarantor") hereby absolutely guarantees Tenant's obligations and performance under the Lease.  Guarantor further agrees to be bound by the same covenants and conditions of the Lease and hereby makes the same warranties and representations as Tenant hereunder.  If Tenant defaults in the performance of its obligations under the Lease, Guarantor will perform said obligations.
51.            Subordination/Estoppel/Attornment: The Lease shall be subordinate to all existing and future mortgages, deeds of trust, and other security interests on the Premises and to any and all extensions, renewals, refinancing, and modifications thereof.  Tenant shall execute and deliver whatever instruments may be required for such purposes, or for the purpose of informing a potential or existing lender or purchaser of the Property as to the status of its tenancy.  Any such instruments or estoppel letters shall contain all information reasonably required by Landlord or other entity in conjunction with such transaction.  Tenant agrees to attorn to a lender or other party coming into title to the Property upon written request of Landlord.
52.            Notices: All notices required to be sent under the Lease shall be in writing and either: (i) delivered as provided by applicable law, including, inter alia, § 13-40-101, C.R.S., et seq.; (ii) personally delivered, with proper proof of service; or (iii) sent via U.S. first class mail, postage prepaid. All notices required to be sent to Landlord shall be sent or delivered to the address where the Rent is to be paid, and all notices required to be sent to Tenant shall be sent or delivered to the Premises, unless otherwise specified in the Lease.  Notwithstanding the foregoing, all notices involving or concerning § 13-40-101, C.R.S., et seq. shall be delivered as provided by statute.

53.            Attorneys' Fees: In the event Tenant or Landlord fails to perform any of its obligations under the Lease, or in the event a dispute arises concerning the meaning or interpretation of any provision of the Lease, the defaulting party, or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.
54.            Governing Law: The Lease shall be governed by and construed in accordance with the laws of the State of Colorado.  Venue shall be proper in the county where the Premises are located.
55.            Amendments and Termination: Unless otherwise provided in the Lease, the Lease may be amended, modified, or terminated only by a written instrument executed by Landlord and Tenant.
56.            Captions: The paragraph titles or captions in the Lease are for convenience only and shall not be deemed to be part of the Lease.
57.            Pronouns; Joint and Several Use of Certain Terms: Whenever the terms referred to in the Lease are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa.  All references to the "Landlord" shall mean Landlord and/or its authorized agents, contractors, or employees as may be required by the specific context.  All references to the "Tenant" shall mean each and every person comprising Tenant, or an individual person, or combination of persons comprising Tenant as may be required by the specific context.
58.            Waivers: No right under the Lease may be waived except by written instrument executed by the party who is waiving such right. No waiver of any breach of any provision contained in the Lease shall be deemed a waiver of any preceding or succeeding breach of that provision, or of any other provision contained in the Lease.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
59.            Heirs, Assigns, Successors: The Lease is binding and inures to the benefit of the heirs, assigns, and successors in interest to the parties, subject to the restrictions on assignment in Paragraph 18.
60.            Time of the Essence: Time is of the essence of the Lease, and each and all of its provisions.
61.            No Reservation of Option: Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
62.            Credit Reports: Tenant hereby grants Landlord permission to obtain from time to time investigative consumer reports to ascertain the creditworthiness of Tenant and Tenant's guarantors, if applicable.
63.            Corporate Authorization: If Tenant is a corporation, each individual executing the Lease on behalf of the corporation represents and warrants that he is duly authorized to execute and deliver the Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation and that the Lease is binding upon the corporation in accordance with its terms. Tenant agrees to provide Landlord with such a resolution within five (5) days of the execution of the Lease.
64.            Severability: If any term, covenant, condition, or provision of the Lease, or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of the Lease, or the application of such term, or provision to persons, or circumstances other than those to which it is held invalid, or unenforceable, shall not be affected thereby, and each provision of the Lease shall be valid and shall be enforced to the fullest extent permitted by law.

65.            Lead-Based Paint Disclosure Rule: Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips, and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women.  Before renting pre-1978 housing, landlords must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling.  Tenant must also receive a federally approved pamphlet on lead poisoning prevention. In the event the Premises were constructed before 1978, Landlord shall comply with the Lead-Based Paint Disclosure, 42 U.S.C. § 4852d.
66.            Other Applicable Laws: Federal, state, county, or municipal laws and ordinances may affect the Premises, the Lease, and Landlord/Tenant relationship that are not specifically addressed in the Lease. Landlord and Tenant should consult legal counsel prior to execution of the Lease to ascertain such information.
67.            ADA Compliance: Tenant shall not cause or permit any violation of the Americans with Disabilities Act (the "ADA") to occur on, or about the Premises by Tenant, its agents, employees, contractors or invitees.  Tenant shall indemnity, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction of use of rentable or usable space, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultation fees and expert fees) that arise during or after the Term as a result of such violation.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any remedial work required by any federal, state, or local governmental agency or political subdivision because of any ADA violation present on or about the Premises.  Tenant shall be permitted to make such alterations to the Premises as may be necessary to comply with the ADA, at Tenant's sole expense and upon the prior written consent of Landlord. Without limiting the foregoing, if the presence of any ADA violation on the Premises caused or permitted by Tenant results in remedial work on the Premises, Tenant shall promptly take all actions at its sole expense as are required by any authority to comply with the ADA; provided that Landlord's consent to such actions shall first be obtained, which shall not be reasonably withheld.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: NHC EDIBLES LLC, a Colorado limited liability company By: /"signed"/ Name/Title: David Posner, CEO	TENANT: PALO VERDE LLC, a Colorado limited liability company By: /"signed"/ Name/Title: David S. Johnson, Manager of CBiz LLC, which is the sole member and manager of Palo Verde, LLC

EXHIBIT A

THE PREMISES

EXHIBIT B

WORK LETTER